Exhibit 10.4

Letter Agreement

This letter agreement (this “Letter Agreement”) is entered into by and between Pacific Lion LLC, a Florida limited liability company (“Investor”), and HUMBL, Inc., a Delaware corporation (the “Company”).

1. Right of First Refusal. For a period of nine (9) months from the date of this Letter Agreement, Company agrees not to issue any shares of common stock to settle any debt without giving Investor a ten (10) day right of first refusal to acquire the debt or provide Company with sufficient funding to repay the debt. Company also agrees during such period not to settle any debt without the approval of Company’s board of directors.

2. Entire Agreement. This Letter Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

3. Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Letter Agreement may be executed by facsimile or email signature, which shall be considered legally binding for all purposes.

4. Further Assurances. Each party to this Letter Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Letter Agreement.

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IN WITNESS WHEREOF, Investor and Company have duly executed and delivered this Letter Agreement to be effective as of the date first set forth above.

PACIFIC LI:

By:	/s/ Jacob Fernane
Jacob Fernane, Manager

COMPANY:

HUMBL, INC.

By:	/s/ Jeff Hinshaw
Jeff Hinshaw, CFO

[Signature Page to Letter Agreement]